Exhibit 23.5

CONSENT OF DEGOLYER AND MACNAUGHTON

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

Berry Petroleum Company, LLC

600 Travis Street, Suite 5100

Houston, Texas 77002

April 2, 2014

Ladies and Gentlemen:

We hereby consent to (i) the use of the name DeGolyer and MacNaughton, and the references to DeGolyer and MacNaughton as independent petroleum engineers, (ii) the incorporation by reference of our third party letter report dated February 4, 2014 (the “Letter Report”), containing our opinion on the proved reserves attributable to certain properties that Linn Energy, LLC has represented that it owns associated with the acquisition of Berry Petroleum Company, as of December 31, 2013, (iii) the incorporation by reference of our third party letter report dated February 15, 2013, containing our opinion on the proved reserves attributable to certain properties owned by Berry Petroleum Company, as of December 31, 2012, and (iv) the incorporation by reference our third party letter report dated February 15, 2012, containing our opinion on the proved reserves attributable to certain properties owned by Berry Petroleum Company, as of December 31, 2011 in the Registration Statement on Form S-4 (No. 333-187458) and related prospectus of Linn Energy, LLC, Linn Energy Finance Corp. and the subsidiary guarantors listed therein for the registration of $1,800,000,000 of 6.250% Senior Notes due 2019.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON

Texas Registered Engineering Firm F-716